EXHIBIT 5.1
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                                               September 8, 2003


Mr. Kevin M. Gagne
Chief Executive Officer
Empire Financial Holding Company
1385 West State Road 434
Longwood, Florida 32750

         Re: Registration Statement on Form S-8 for Empire Financial Holding Company: Amended and Restated 2000 Incentive Compensation Plan

Mr. Gagne:

         On or about the date hereof, Empire Financial Holding Company, a Florida corporation (the "Company"), transmitted for filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance, offering and/or sale by the Company of up to an aggregate of 1,000,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of the Company, reserved for issuance from time to time and upon the exercise of the stock options granted or to be granted under the Company's Amended and Restated 2000 Incentive Compensation Plan (the "Plan"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation, as amended, and Bylaws, as amended, of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Assuming that the Company maintains an adequate number of authorized, but unissued shares of stock available for issuance under the Plan and assuming that the consideration for the Shares issued pursuant to the Plan is actually received by the Company in accordance with the Plan and the Florida Business Corporation Act, we are of the opinion that the shares of Common Stock issued pursuant to the Plan will be duly and validly issued, fully paid and non-assessable.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                   Sincerely,


                                        GREENBERG TRAURIG, P.A.


                                        /s/ Greenberg Traurig, P.A.





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